Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces First Quarter 2020 Earnings Results

HOUSTON – May 8, 2020 – RigNet, Inc. (NASDAQ: RNET, the “Company”), a leading provider of ultra-secure, intelligent networking solutions and specialized applications, announced its results for the quarter ended March 31, 2020.

•	First quarter 2020 revenue of $58.8 million, net loss of $26.8 million or $1.34 per share
•	Revenue increased 2.2% to $58.8 million year-over-year; declined 8.3% compared to prior quarter
•	Quarterly results included a non-cash impairment of goodwill of $23.1 million or $1.15 per share
•	Adjusted EBITDA of $8.4 million essentially flat with $8.4 million in the prior year quarter; declined 30% compared to prior quarter
•	Increased Managed Communications Services (MCS) Sites served to 1,351, or 0.8% compared to the prior quarter; sites declined by 0.7% compared to the prior year quarter
•	Project backlog of $22.4 million

“RigNet’s first quarter results were negatively impacted by the dual impacts of COVID-19 and unprecedented oil prices on energy industry activity,” said Steven Pickett, Chief Executive Officer and President. “We are seeing some of our customers stacking rigs and others delaying decisions on new projects or services, and we expect the second quarter may prove more challenging than in the first. In the midst of this historically difficult environment, our team is focused on reducing costs and guarding liquidity while we ensure we are meeting our customers’ needs.”

Quarterly revenue was $58.8 million, an increase of $1.3 million, or 2.2%, compared to $57.5 million in the first quarter 2019 and a decrease of $5.3 million, or 8.3%, compared to $64.1 million in the prior quarter. Compared to the prior year quarter, Systems Integration (SI) grew by $3.0 million, or 41.3%, primarily due to progress on certain large projects and Apps & IoT revenue grew by $0.7 million, or 9.1%, primarily due to Intelie. These increases were partially offset by a $2.4 million decrease in Managed Communications Services (MCS) revenue largely due to service and install which had substantial revenue in prior year quarter from the expansion of our LTE network in the Gulf of Mexico. Compared to the fourth quarter 2019, MCS revenue grew by $0.6 million, or 1.6%, primarily due to certain equipment sales. The increase was partially offset by a decrease in Apps & IoT revenue of $1.3 million, or 13.3%, primarily due to the suspension of a number of projects as a result of the current environment. SI revenue decreased by $4.6 million, or 31.4%, primarily due to substantial revenue on a prior quarter project.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Net loss attributable to common stockholders in the first quarter 2020 was $26.8 million, or $1.34 per share, compared to net loss attributable to common stockholders of $12.0 million, or $0.63 per share, in the first quarter of 2019 and net loss attributable to common stockholders of $0.5 million, or $0.03 per share, in the fourth quarter 2019.

First quarter 2020 results include a non-cash goodwill impairment charge of $23.1 million or $1.15 per share. Excluding this charge, net loss attributable to common stockholders in the first quarter 2020 was $3.7 million or $0.18 per share. Fourth quarter 2019 results include a gain on the sale of certain non-core assets of $4.2 million or $0.21 per share. Excluding this gain, net loss attributable to common stockholders in the fourth quarter 2019 was $4.8 million, or $0.24 per share.

Adjusted EBITDA, a non-GAAP measure defined and reconciled to GAAP net loss (as described below), remained flat compared to $8.4 million in the first quarter of 2019. Adjusted EBITDA was $11.9 million in the prior quarter.

Capital expenditures for the three months ending March 31, 2020 totaled $3.7 million compared to $7.1 million for the three months March 31, 2019 and $8.0 million for the quarter ending December 31, 2019. Additionally, in the fourth quarter of 2019, the Company vendor-financed $2.8 million of equipment in the Managed Communication Services segment, which was included in short and long-term liabilities on the December 31st balance sheet. In the first quarter of 2020, the Company finalized a long-term debt agreement for this vendor financing and as of March 31, 2020 this has been presented as short- and long-term debt on the balance sheet. After accounting for the accrued capital expenditures and vendor financed equipment, capital expenditures on a cash basis were $5.3 million and $5.6 million in quarter ended March 31, 2020 and December 31, 2019, respectively.

Contracting and Operational Update

In the first quarter of 2020, RigNet signed a long-term agreement with Northern Offshore to provide several solutions including VSAT Managed Communications Services, CrewFlix Video on Demand, CrewHotspot internet, and Enhanced Cyber Services (ECS) to their fleet of rigs in the Middle East. Furthermore, RigNet signed a 5-year agreement with U.S. General Service Administration (GSA) to provide Information Technology Professional Services. The contract includes three 5-year renewal periods for a potential contract term of 20 years. Through the GSA Information Technology Large Category - federal, state, and local governments now have access to RigNet’s state-of-the-art global networking solutions, enhanced cybersecurity, military-grade hardware encryption and real-time machine learning applications. Finally, our SI team received a contract award for a project in the Middle East with a value greater than $4.0 million.

During the first quarter of 2020, RigNet instituted a global work-from-home policy in response to the COVID-19 pandemic. Employees around the world have continued to serve our customers from their homes and in the field while following prescribed social distancing guidelines. With the exception of a singular service call in Iraq, where a government mandate forbade any travel, our technicians have met on-site customer needs as they arose in order to maintain their critical communications infrastructure. Mr. Pickett said, “I am extraordinarily pleased with the way our

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net employees have responded to this crisis. Their dedication and focus in difficult circumstances are a testament to why RigNet is one of the world’s premier digital transformation companies.”

MCS Site count in the first quarter 2020 was 1,351 compared to 1,360 in the first quarter 2019 and 1,340 in the fourth quarter 2019.

Project backlog (using percentage of completion accounting) was $22.4 million in the first quarter 2020 and $43.1 million in the first quarter 2019 and was $26.2 million fourth quarter 2019.

Additional Detail

In the first quarter 2020, the Company recorded a non-cash goodwill impairment charge of $23.1 million as result of the carrying amounts in two of our reporting units were in excess of their fair value as a result of the effect of COVID-19 and unprecedented oil and gas prices on the Company’s internal forecast. The charge primarily related to goodwill in MCS of $21.8 million and Systems Integration of $1.4 million. Additionally, the Company recorded $0.1 million in acquisition costs and $0.3 million in executive departure costs. As of March 31, 2020, the Consolidated Leverage Ratio was 3.00 and Consolidated Fixed Charge Coverage Ratio was 2.14. In the quarter ended March 31, 2019, the Company recorded $2.1 million in GX dispute Phase II costs. In addition, the company recorded $0.4 million in acquisition costs and $0.6 million in restructuring costs. In the fourth quarter 2019, the Company recorded $4.3 million in net gain on the sale of property plant and equipment, and a net $1.2 million increase in fair value of earn-outs / contingent consideration consisting of a $1.6 million increase in the fair value of the Intelie earn-out partially offset by a $0.4 million decrease in the Cyphre contingent consideration.

Earnings Call Information

An Earnings Call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Monday, May 11, 2020, to discuss RigNet’s first quarter 2020 results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section.  A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

About RigNet

RigNet (NASDAQ: RNET) delivers advanced software and communications infrastructure that allow our customers to realize the business benefits of digital transformation. With world-class, ultra-secure solutions spanning global IP connectivity, bandwidth-optimized OTT applications, IIoT big data enablement, and industry-leading machine learning analytics, RigNet supports the full evolution of digital enablement, empowering businesses to respond faster to high priority issues, mitigate the risk of operational disruption, and maximize their overall financial performance. RigNet is headquartered in Houston, Texas with operations around the world.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to future, not past, events. Opinions, expectations with respect to conditions in the oil and gas industry, customer perceptions of value, entry into new customer contracts, growth prospects, and the ultimate payout amount of any earnout / contingent consideration are examples of forward-looking statements in this press release. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, including the expected benefits of acquiring and integrating other businesses, and often contain words such as “anticipate,” “believe,” “intend,” “will,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties, including those risks set forth in Item 1A – Risk Factors of the Company’s most recent 10-K filing, and Item 1A- Risk Factors of the Company’s 10-Q filing for the quarter ended March 31, 2020, to be filed with the SEC on Monday, May 11, 2020, and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Non-GAAP Financial Measure

This press release contains the non-GAAP measure Adjusted EBITDA, a measure we believe is useful to investors as a supplemental measure to evaluate overall operating performance and is an integral component of financial covenant ratios in our credit agreement. Adjusted EBITDA is a financial measure that is not calculated in accordance with generally accepted accounting

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net principles, or GAAP. We refer you to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on Wednesday, March 11th, 2020, for a more detailed discussion of the uses and limitations of Adjusted EBITDA.

We define Adjusted EBITDA as net loss plus interest expense; income tax expense (benefit); depreciation and amortization; impairment of goodwill, intangibles, property, plant and equipment; (gain) loss on sales of property, plant and equipment, net of retirements; change in fair value of earn-outs and contingent consideration; stock-based compensation; acquisition costs; executive departure costs; restructuring charges; the GX dispute; the GX dispute Phase II costs and non-recurring items.

A reconciliation of net loss to Adjusted EBITDA is found in the table below.

Media / Investor Relations Contact
Lee M. Ahlstrom, SVP & CFO	Tel: +1 (281) 674-0699
RigNet, Inc.	investor.relations@rig.net

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands, except per share amounts)
Unaudited Consolidated Statements of
Comprehensive Loss Data:
Revenue	$58,761	$64,096	$57,510
Expenses:
Cost of revenue (excluding depreciation and amortization)	37,950	41,116	36,456
Depreciation and amortization	6,931	7,366	8,912
Impairment of goodwill	23,141	-	-
Change in fair value of earn-out/contingent consideration	-	1,215	-
Gain on sales of property, plant and equipment, net of retirements	-	(4,240)	-
Selling and marketing	2,812	2,701	3,793
General and administrative	13,829	10,325	16,470
Total expenses	84,663	58,483	65,631
Operating income (loss)	(25,902)	5,613	(8,121)
Other expense, net	(1,849)	(1,173)	(1,166)
Income (loss) before income taxes	(27,751)	4,440	(9,287)
Income tax (expense) benefit	980	(4,877)	(2,666)
Net loss	$(26,771)	$(437)	$(11,953)

Net Loss Per Share - Basic and Diluted
Net loss attributable to RigNet, Inc. common stockholders	$(26,841)	$(523)	$(11,983)
Net loss per share attributable to RigNet, Inc. common stockholders, basic	$(1.34)	$(0.03)	$(0.63)
Net loss per share attributable to RigNet, Inc. common stockholders, diluted	$(1.34)	$(0.03)	$(0.63)
Weighted average shares outstanding, basic	20,081	19,975	18,949
Weighted average shares outstanding, diluted	20,081	19,975	18,949

Unaudited Non-GAAP Data:
Adjusted EBITDA	$8,351	$11,929	$8,386

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

Reconciliation of Net Loss to Adjusted EBITDA

(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(26,771)	$(437)	$(11,953)
Interest expense	1,528	1,667	1,238
Depreciation and amortization	6,931	7,366	8,912
Impairment of goodwill	23,141	-	-
(Gain) loss on sales of property, plant and equipment, net of retirements	282	(4,259)	(7)
Stock-based compensation	3,854	1,489	4,458
Restructuring costs	-	-	573
Change in fair value of earn-out/contingent consideration	-	1,215	-
Executive departure costs	298	-	-
Acquisition costs	68	11	350
GX dispute Phase II costs	-	-	2,149
Income tax expense (benefit)	(980)	4,877	2,666
Adjusted EBITDA (non-GAAP measure)	$8,351	$11,929	$8,386

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

Segment Information

(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands)
Managed Communications Services
Revenue	$39,896	$39,264	$42,333
Cost of revenue	25,502	24,235	26,985
Depreciation and amortization	4,659	5,042	6,264
Impairment of goodwill	21,755	-	-
Selling, general and administrative	2,807	2,842	3,797
Operating income (loss)	$(14,827)	$7,145	$5,287

Applications and Internet-of-Things
Revenue	$8,743	$10,083	$8,015
Cost of revenue	4,561	4,264	4,497
Depreciation and amortization	1,182	1,217	1,231
Impairment of goodwill	-	-	-
Selling, general and administrative	1,620	1,552	565
Operating income	$1,380	$3,050	$1,722

Systems Integration
Revenue	$10,122	$14,749	$7,162
Cost of revenue	7,887	12,618	4,974
Depreciation and amortization	164	171	662
Impairment of goodwill	1,386	-	-
Selling, general and administrative	404	372	1,124
Operating income	$281	$1,588	$402

NOTE: Consolidated balances include the segments above along with corporate activities and intercompany eliminations.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2020	2019
	(in thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$13,614	$12,941
Restricted cash	40	42
Accounts receivable, net	63,529	67,059
Costs and estimated earnings in excess of billings on uncompleted contracts (CIEB)	15,848	13,275
Prepaid expenses and other current assets	6,046	6,500
Total current assets	99,077	99,817
Property, plant and equipment, net	57,297	60,118
Restricted cash	1,523	1,522
Goodwill	20,464	46,792
Intangibles, net	26,871	30,145
Right-of-use lease asset	6,660	6,829
Deferred tax and other assets	5,702	5,757
TOTAL ASSETS	$217,594	$250,980
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$23,252	$28,517
Accrued expenses	17,635	16,660
Current maturities of long-term debt	8,747	10,793
Income taxes payable	2,420	2,649
GX dispute accrual	750	750
Deferred revenue and other current liabilities	11,966	11,173
Total current liabilities	64,770	70,542
Long-term debt	105,087	96,934
Deferred revenue	853	855
Deferred tax liability	2,034	2,672
Right-of-use lease liability - long-term portion	6,166	6,329
Other liabilities	22,614	26,771
Total liabilities	201,524	204,103

Equity:
Stockholders' equity
Preferred stock - $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding at March 31, 2020 and December 31, 2019	-	-
Common stock - $0.001 par value; 190,000,000 shares authorized; 20,454,705 and 19,979,284 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	20	20
Treasury stock - 432,432 and 203,756 shares at March 31, 2020 and December 31, 2019, respectively, at cost	(3,271)	(2,693)
Additional paid-in capital	188,425	184,571
Accumulated deficit	(142,514)	(115,673)
Accumulated other comprehensive loss	(26,659)	(19,502)
Total stockholders' equity	16,001	46,723
Non-redeemable, non-controlling interest	69	154
Total equity	16,070	46,877
TOTAL LIABILITIES AND EQUITY	$217,594	$250,980

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Cash flows from operating activities:
Net loss	$(26,771)	$(11,953)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	6,931	8,912
Impairment of goodwill	23,141	-
Stock-based compensation	3,854	4,458
Amortization of deferred financing costs	93	61
Deferred taxes	(626)	2,469
Accretion of discount of contingent consideration payable for acquisitions	134	94
(Gain) loss on sales of property, plant and equipment, net of retirements	30	(7)
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable, net	2,490	(6,777)
Costs and estimated earnings in excess of billings on uncompleted contracts (CIEB)	(3,000)	1,439
Prepaid expenses and other assets	213	85
Right-of-use lease asset	169	-
Accounts payable	(2,689)	4,058
Accrued expenses	1,147	(38)
Deferred revenue	861	3,074
Right-of-use lease liability	(231)	-
Other liabilities	(2,195)	(1,227)
Net cash provided by operating activities	3,551	4,648

Cash flows from investing activities:
Capital expenditures	(5,337)	(4,814)
Proceeds from sales of property, plant and equipment	-	66
Net cash used in investing activities	(5,337)	(4,748)

Cash flows from financing activities:
Issuance of common stock upon the exercise of stock options and the vesting of restricted stock	-	1
Stock withheld to cover employee taxes on stock-based compensation	(578)	(1,407)
Subsidiary distributions to non-controlling interest	(155)	(135)
Proceeds from borrowings	3,750	-
Repayments of long-term debt	(41)	(1,295)
Payment of financing fees	(485)	(250)
Net cash provided by (used in) financing activities	2,491	(3,086)
Net change in cash and cash equivalents	705	(3,186)

Cash and cash equivalents including restricted cash:
Balance, January 1,	14,505	23,296
Changes in foreign currency translation	(33)	91
Balance, March 31,	$15,177	$20,201

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

Selected Operational Data

MCS Site Count

(Unaudited)

	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
	2020	2019	2019	2019	2019
Selected Operational Data:
Offshore drilling rigs (1)	192	185	184	182	185
Offshore Production	386	385	384	375	368
Maritime	177	171	184	183	180
Other sites (2)	596	599	634	644	627
Total	1,351	1,340	1,386	1,384	1,360
Project Backlog (in thousands)	$22,380	$26,178	$35,855	$37,116	$43,058

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes U.S. and International land sites, completion sites, man-camps, remote offices, and supply bases and offshore-related supply bases, shore offices, tender rigs and platform rigs

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15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net